Exhibit 10.6

May 8, 2008

Henry Wolfe

9 Revere Lane

Glenmoore, PA 19343

Re:	Amendment to Agreement in the Event of a Change of Control of Genaera Corporation

Dear Henry:

Paragraph 2 of the Change of Control Agreement, dated March 3, 2008, is hereby amended in its entirety to read as follows:

2. Payments Upon a Covered Termination. If a Covered Termination occurs, then the Company will, on or before your last day as an employee of the Company, pay to you, in lieu of any other rights to cash compensation other than the payment of your salary for services performed before the date of termination, as a severance benefit, a lump sum cash payment equal to one times your total base salary plus bonus compensation from the Company for the calendar year in which the sum of such salary and bonus compensation earned by you was the highest at any time during the term of your employment with the Company.

Except as amended above, all other terms and conditions of your employment shall remain in full force and effect.

Please indicate your acceptance of this amendment by your signature below and return to Human Resources by May 15, 2008.

Sincerely,

/s/ John L. Armstrong, Jr.
John L. Armstrong, Jr.
President and Chief Executive Officer

Accepted:	/s/ Henry R. Wolfe, Ph.D.

Date: May 12, 2008